Exhibit 99.1

TO BUSINESS AND ENERGY EDITORS:

     Oceaneering Announces 12% Sequential Improvement in Quarterly Earnings

    HOUSTON, Nov. 10 /PRNewswire-FirstCall/ -- Oceaneering International, Inc. (NYSE: OII) today reported earnings of $0.37 per common share for the third quarter ended September 30, 2003; on revenue of $172.8 million, Oceaneering generated net income of $9.0 million. For the second quarter of 2003, Oceaneering reported earnings per share of $0.33, or net income of $8.1 million, on revenue of $163.8 million.

    The 12% increase in earnings over the second quarter was the result of improved profit contributions by the Inspection, Subsea Projects, and Advanced Technologies business segments.

                                       Summary of Results
                            (in thousands, except per share amounts)

                            Three months ended           Nine months ended
                       Sept. 30,           June 30,          Sept. 30,
                   2003         2002         2003        2003        2002

    Revenue      $172,754     $130,607     $163,761    $477,184    $411,006
    Gross Margin  $30,372      $30,079     $ 28,226     $82,761     $87,676
    Operating
     Income       $16,050      $17,494      $14,743     $42,250     $52,702
    Net Income     $9,038      $11,909       $8,086     $23,159     $31,199

    Diluted
     Earnings

     Per Share      $0.37        $0.48        $0.33       $0.95       $1.27

    Weighted
     Average
     Number of
     Diluted

     Shares        24,488       24,802       24,283      24,424      24,638


    Oceaneering had third quarter 2002 revenue of $130.6 million and net income of $11.9 million, or $0.48 per share. On comparable gross margin, the year-over-year decline in quarterly net income was attributable to a higher effective tax rate than in 2002. The 2002 tax rate was lower due to the realization of previously unrecognized foreign tax credits and favorable finalizations of tax positions related to Oceaneering's international oilfield vessel and diving operations exited in 2000.

    John Huff, Chairman and Chief Executive Officer, stated, "We are pleased with the results for the quarter, which were within our earnings guidance range. Gross margin from each of our business segments, with the exception of Subsea Products, continued to improve in the third quarter, despite a challenging market environment for oilfield services and products in general.

    "When compared to the second quarter of this year, gross margin contribution from our Inspection business increased due to higher service sales, particularly in Europe, and an overall increase in gross margin percentage as we improved the efficiency of our combined operations. Subsea Projects gross margin improved on the strength of a higher profit contribution from our diving operations. Advanced Technologies had a great quarter, setting a new revenue record while achieving near record gross margin performance on the strength of additional work performed for the U.S. Navy. Gross margins from our Remotely Operated Vehicle (ROV) and Mobile Offshore Production Systems segments were comparable to the second quarter.

    "Subsea Products gross margin declined and backlog dropped to $17 million, down from $26 million at the end of the second quarter. Our relatively low level of backlog remains attributable to delayed umbilical orders and we continue to expect our backlog to be higher by the end of this year. We are continuing our efforts to locate a suitable facility to expand our U.S. umbilical plant manufacturing capacity and product mix.

    "Operating activities continued to provide strong cash flow during the third quarter. Our capital expenditures, including acquisitions, were $25 million. Our cash balance at quarter's end was $21 million and we had $85 million of funds available under our $100 million credit facility.

    "We are projecting earnings per share of approximately $0.25 for the fourth quarter. Consequently, our current 2003 EPS outlook is $1.20. This forecast reflects lower profit contributions in the last half of 2003 from our Subsea Products and Subsea Projects business segments as a result of delays in contract awards and reduced market demand for these operations.

    "Considering the reduced levels of activity in the offshore energy services and products markets, we are modifying our estimate of 2004 EPS to approximately $1.40. This estimate is predicated on improving demand for our subsea products and a continuation of current market conditions or similar demand trends for our other business segments. We expect earnings from our existing business operations to be augmented by cost efficiencies achieved from ongoing efforts, the three product acquisitions we have made in 2003, and the planned expansion of our umbilical manufacturing plants. Profit contributions from our announced U.S. and Brazilian steel tube capabilities are expected by the third quarter of 2004. This $1.40 per share does not include any other acquisitions or capital equipment additions.

    "We continue to be bullish about the earnings leverage of our niche market and deepwater focus. Should a substantive recovery in market demand occur, particularly for our ROV and Subsea Projects, we will be able to utilize our excess capacity and operating leverage to increase our earnings. However, we are not satisfied with the status quo and will not simply wait for the market to recover. In 2003 we proved our ability to make accretive acquisitions. We remain committed to use our financial strength to make accretive investments that will expand and augment our existing operations in 2004.

    "During the quarter we announced an agreement to invest approximately
$45 million, subject to certain conditions, in the ownership of the Medusa Spar, a floating production facility located in the Gulf of Mexico. It is our belief that the closing of this transaction will occur by the end of this year, and this investment will result in an upward revision to our 2004 EPS outlook."

    Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering's intentions with respect to the use of its financial strength, its projected earnings for 2003 and 2004, its expectations concerning future umbilical orders and contributions from its U.S. and Brazilian steel tube capabilities, incremental earnings contribution from additional asset and acquisition investments, and the closing of the Medusa Spar transaction. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are: industry conditions; prices of crude oil and natural gas; Oceaneering's ability to obtain and the timing of new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering's periodic filings with the Securities and Exchange Commission.

    Oceaneering is an advanced applied technology company that provides engineered services and hardware to Customers who operate in marine, space, and other harsh environments. Oceaneering's services and products are marketed worldwide to oil and gas companies, government agencies, and firms in the telecommunications, aerospace, and marine engineering and construction industries.

    For further information, please contact Jack Jurkoshek, Manager Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com . A live webcast of the Company's earnings release conference call, scheduled for November 11, 2003 at 10:00 a.m. central time, can be heard at www.companyboardroom.com (enter ticker OII).

                OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                 Sept. 30, 2003  Dec. 31, 2002
                                                        (in thousands)

    ASSETS
      Current Assets (including cash and cash
       equivalents of $21,057 and $66,201)          $244,748       $233,070
      Net Property and Equipment                     327,772        322,390
      Other Assets                                    59,254         34,888
        TOTAL ASSETS                                $631,774       $590,348

    LIABILITIES AND SHAREHOLDERS' EQUITY
      Current Liabilities                           $124,888       $116,031
      Long-Term Debt                                 115,000        112,800
      Other Long-Term Liabilities                     52,636         47,652
      Shareholders' Equity                           339,250        313,865
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $631,774       $590,348


                              CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                             For the Three Months       For the Nine Months
                                    Ended                     Ended
                        Sept. 30, Sept. 30, June 30,         Sept. 30,
                           2003      2002      2003       2003       2002
                             (in thousands, except per share amounts)

    Revenue              $172,754  $130,607  $163,761   $477,184   $411,006

    Cost of Services

     and Products         142,382   100,528   135,535    394,423    323,330
      Gross Margin         30,372    30,079    28,226     82,761     87,676

    Selling, General and
     Administrative

     Expenses              14,322    12,585    13,483     40,511     34,974
      Income from
       Operations          16,050    17,494    14,743     42,250     52,702
    Interest Income            94       170       123        381        374

    Interest Expense       (2,105)   (1,983)   (1,931)    (5,956)    (6,665)
    Equity Earnings
     (Losses) of
     Unconsolidated

     Affiliates                35      (256)      (85)      (186)      (568)
    Other Expense, Net       (169)   (1,156)     (410)      (859)    (1,901)

      Income before

       Income Taxes        13,905    14,269    12,440     35,630     43,942
    Provision for
     Income Taxes          (4,867)   (2,360)   (4,354)   (12,471)   (12,743)
      Net Income         $  9,038  $ 11,909  $  8,086   $ 23,159   $ 31,199

    Diluted Earnings per

     Common Share        $   0.37  $   0.48  $   0.33   $   0.95   $   1.27
    Weighted Average
     Number of Common
     Shares and

     Equivalents           24,488    24,802    24,284     24,424     24,638


    The above Condensed Consolidated Balance Sheets and Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report, Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

                                    SELECTED CASH FLOW INFORMATION

                            For the Three Months        For the Nine Months
                                    Ended                      Ended
                         Sept. 30, Sept. 30, June 30,  Sept. 30,    Sept. 30,
                          2003       2002      2003       2003        2002
                                            ($ in thousands)

    Capital Expenditures,
     Including
     Acquisitions         $24,564   $ 8,518   $26,276    $88,415    $20,543
    Depreciation and
     Amortization         $14,233   $13,271   $14,174    $42,153    $38,514


                                          SEGMENT INFORMATION

                             For the Three Months       For the Nine Months
                                     Ended                      Ended
                         Sept. 30, Sept. 30,  June 30,  Sept. 30,   Sept. 30,
                            2003      2002      2003       2003       2002
                                          ($ in thousands)

    OFFSHORE OIL AND GAS
      Remotely Operated Vehicles
                 Revenues $ 40,644  $ 38,067  $ 40,879   $116,587   $111,819
             Gross Margin $ 10,577  $ 10,048  $ 10,633   $ 30,069   $ 30,519
           Gross Margin %       26%       26%       26%        26%        27%
           Days Available   11,500    11,438    11,375     34,125     34,024
              Utilization       71%       65%       72%        69%        68%

      Subsea Products
                 Revenues $ 29,748  $ 23,925  $ 27,878   $ 81,667   $ 92,945
             Gross Margin $  4,366  $  6,699  $  6,366   $ 14,320   $ 22,152
           Gross Margin %       15%       28%       23%        18%        24%

      Subsea Projects
                 Revenues $ 20,375  $ 16,511  $ 18,367   $ 51,276   $ 60,012
             Gross Margin $  3,153  $  2,742  $  1,683   $  7,127   $ 11,708
           Gross Margin %       15%       17%        9%        14%        20%

      Mobile Offshore
       Production Systems
                 Revenues $ 11,732  $ 13,027  $ 12,068   $ 35,089   $ 37,728
             Gross Margin $  4,708  $  5,966  $  4,460   $ 13,769   $ 16,529
           Gross Margin %       40%       46%       37%        39%        44%

      Inspection
                 Revenues $ 37,688  $ 12,125  $ 34,761   $102,929   $ 32,182
             Gross Margin $  5,895  $  1,432  $  4,320   $ 13,365   $  4,185
           Gross Margin %       16%       12%       12%        13%        13%

    ADVANCED TECHNOLOGIES
                 Revenues $ 32,567  $ 26,952  $ 29,808   $ 89,636   $ 76,320
             Gross Margin $  6,343  $  6,438  $  5,486   $ 17,216   $ 15,138
           Gross Margin %       19%       24%       18%        19%        20%

    UNALLOCATED EXPENSES  $ (4,670) $ (3,246) $ (4,722)  $(13,105)  $(12,555)

    TOTAL

                 Revenues $172,754  $130,607  $163,761   $477,184   $411,006
             Gross Margin $ 30,372  $ 30,079  $ 28,226   $ 82,761   $ 87,676
           Gross Margin %       18%       23%       17%        17%        21%

SOURCE  Oceaneering International, Inc.
    -0-                             11/10/2003
    /CONTACT:  Jack Jurkoshek, Manager Investor Relations of
    Oceaneering International, Inc.,
    +1-713-329-4670, or fax, +1-713-329-4653/
    /Web site:  http://www.companyboardroom.com /
    /Web site:  http://www.oceaneering.com /
    (OII)